EMPLOYMENT AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into as of July 26, 2012, by and between Voyager Oil & Gas, Inc., a Montana corporation (the “Company”), and Mitchell Thompson (“Employee”).

WITNESSETH :

WHEREAS, the Company has entered into a Securities Purchase Agreement dated July 9, 2012 (the “Securities Purchase Agreement”), pursuant to which the Company is purchasing all of the outstanding shares of Emerald Oil, Inc. (“Emerald”); and

WHEREAS, Employee is the Chief Financial Officer of Company; and

WHEREAS, the employment of Employee by Company is currently subject to an employment agreement dated March 20, 2012; and

WHEREAS, the Company desires to employ Employee after the consummation of the transaction (the “Transaction”) contemplated by the Securities Purchase Agreement (the “Closing”) and Employee desires to be employed by the Company after the Closing, in accordance with the terms and conditions set forth herein; and

WHEREAS, the right and obligations of the Company and Employee set forth in this Agreement are effective as of and conditioned upon the Closing; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 below, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) reasonable relocation costs, to the extent unpaid or unreimbursed, payable to Employee by the Company, in accordance with written Company policy.

(b) “Affiliate” shall mean any person controlling, controlled by, or under common control with, another Person.

(c) “Agreement” shall have the meaning set forth in the preamble hereto.

(d) “Base Salary” shall mean the salary provided for in Section 4(a) below or any increased salary granted to Employee pursuant to Section 4(a).

(e) “Board” shall mean the Board of Directors of the Company.

(f) “Cause” shall mean (i) a material breach of the terms and conditions of Employee’s employment agreement with the Company, (ii) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is injurious to the Company or any other member of the Company Group, (iii) willful failure or refusal by Employee to perform in any material respect Employee’s duties or responsibilities, (iv) misappropriation by Employee of any assets of the Company or any other member of the Company Group, (v) embezzlement or fraud committed by Employee, or at Employee’s direction, (vi) Employee’s conviction of, or pleading “guilty” or “no contest” to a felony under United States state or federal law.

(g) “Change of Control” shall mean the first to occur of any of the following:

(i) “change of control event” with respect to the Company, within the meaning of Treas. Reg. 1.409A-3(i)(5); or

(ii) During any period of two years, individuals who at the beginning of such period constitute the Board (and any new Director whose election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(iii) A merger, consolidation, or reorganization of the Company with or involving any other entity, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

(h) “Closing” shall have the meaning set forth in the preamble hereto.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Company” shall have the meaning set forth in the preamble hereto, and shall include any of its successors or assigns.

(k) “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company or any of its affiliates.

(l) “Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

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(m) “Disability” shall mean any physical or mental disability or infirmity of the Employee that has prevented the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred and twenty (120) non-consecutive days during any six (6) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(n) “Dispute” shall have the meaning set forth in Section 19 below.

(o) “Effective Date” shall mean the date on which Closing occurs.

(p) “Employee” shall have the meaning set forth in the preamble hereto.

(q) “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, duties, or responsibilities, (ii) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the company under this Agreement, or (iii) the relocation of Employee’s Principal Place of Employment by more than fifty (50) miles.

(r) “Initial Stock Award” shall have the meaning set forth in Section 4(b)(i) below.

(s) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(t) “Principal Place of Employment” shall mean Billings, Montana or any future geographic location which is mutually agreed upon by the Company and Employee.

(u) “Securities Purchase Agreement” shall have the meaning set forth in the Preamble.

(v) “STI Award” shall have the meaning set forth in Section 4(c) below.

(w) “Taxable Cost” shall have the meaning set forth in Section 8(d)(vi) below.

(x) “Term of Employment” shall mean the period specified in Section 2 below.

(y) “Transaction” shall have the meaning set forth in the Preamble.

Section 2. Acceptance and Term of Employment. The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The “Term of Employment” shall mean the period commencing on the Effective Date and, unless terminated sooner as provided in Section 8 hereof, continuing until December 31, 2014; provided, however, that the Term of Employment shall be extended automatically following December 31, 2014 for a one (1) year term and thereafter for successive one (1) year terms on the first anniversary of the then current term if neither the Company nor Employee has advised the other in writing in accordance with Section 19 at least sixty (60) days prior to the end of the then current term that such term will not be extended for an additional one (1) year term, subject to the provisions in Section 8 hereof.

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Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) During the Term of Employment, Employee shall be employed and serve as Chief Accounting Officer of the Company and shall have such duties and responsibilities as are commensurate with such title. The Employee shall report to the Chief Executive Officer of the Company and shall carry out and perform all orders, directions and policies given to Employee by the Chief Executive Officer of the Company consistent with his position and title.

(b) Employee shall devote his best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment that interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4. Compensation. During the Term of Employment, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in United States dollars and less applicable taxes and deductions and in accordance with the regular payroll practices of the Company, of Two Hundred Twenty Five Thousand Dollars ($225,000) with increases, if any, as may be approved in writing by the Compensation Committee.

(b)          (i)          Initial Stock Award. As of the Closing, Employee shall be granted an initial aggregate stock award of a certain number of shares of the Company’s common stock pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 Plan”), consisting of 166,667 restricted stock units and stock options for 500,000 shares of the Company’s common stock (collectively, the “Initial Stock Award”). The Initial Stock Award shall vest as follows: (1) 25% of such award shall vest immediately at Closing; (2) 75% of such award shall vest in equal one-third increments on each of the first three anniversaries of the Closing (25% per year).

(ii) Initial Grants Under Stock Plan. Option and restricted stock unit grants shall be made under the 2011 Plan and, to the extent not inconsistent with the terms set forth herein, will be subject to the terms of the 2011 Plan.

(c) Subsequent Equity Awards. Subsequent to the Initial Stock Award, no additional equity or equity-related grants shall be granted by the Company until 12 months from the date of Closing.

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(d) Short-Term Incentive Awards. In his capacity as Chief Accounting Officer of the Company, Employee shall be eligible for an annual short-term incentive award determined by the Compensation Committee in respect of each fiscal year (or partial fiscal year) during the Term of Employment (the “STI Award”) in accordance with this Section 4(d). The intended target “STI Award” shall be up to 125% of Base Salary, and shall be tied directly to performance, based on criteria to be determined by the Compensation Committee at the date hereof (for the initial grant) and during the first fiscal quarter of each fiscal year, for all subsequent grants. The criteria applicable to the initial STI Award, and the form and timing of payment of the STI Award, are set forth on Exhibit A hereto, and the criteria applicable to subsequent STI Awards, and the form and timing of payment of subsequent STI Awards, will be set forth in awards adopted by the Compensation Committee during the first fiscal quarter of each fiscal year. All such awards shall be paid less applicable withholdings and deductions.

Section 5. Employee Benefits.

(a) General. During the Term of Employment, Employee shall be entitled to participate in health insurance, retirement plans, directors’ and officers’ insurance coverage and other benefits provided to other senior executives of the Company, as in effect from time to time.

(b) Vacation and Time Off. During each calendar year of the Term of Employment, Employee shall be eligible for twenty (20) days paid vacation, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company, as in effect from time to time.

(c) Vehicle Allowance. The Company will pay to Employee a vehicle allowance not to exceed $1,000.00 per month, in United States dollars, which amount shall be grossed up to cover any regular income taxes required to be paid on such amount by Employee. For the avoidance of doubt, in no event shall the Company be obligated to gross up the Employee for any taxes that may be imposed upon the Employee under Section 409A of the Code.

Section 6. Key-Man Insurance. At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents. Upon the termination of his employment for any reason, Company will allow Employee to convert the insurance policy to a permanent personal life insurance policy.

Section 7. Reimbursement of Business Expenses. Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse Employee for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

Section 8. Termination of Employment.

(a) General. The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason.

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(b) Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations, which amount shall be paid within thirty (30) days from the date of such termination; and

(ii) Any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid on the sixtieth (60th) day following the date of such termination, subject to Section 8(i) of this Agreement; and

(iii) Any STI Award that would have been payable based on actual performance with respect to the year of termination in the absence of the Employee’s death or Disability, pro-rated for the period the Employee worked prior to his death or Disability, and payable at the same time as the STI Award would have been paid in the absence of the Employee’s death or Disability; and

(iv) Immediate vesting of any and all equity or equity-related awards previously awarded to the Employee, irrespective of type of award.

Following such termination of Employee’s employment by reason of death or Disability, except as set forth in this Section 8, Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Employee’s employment at any time for Cause; provided, however, that with respect to any Cause of termination relying on clause (i) or (ii) of the definition of Cause set forth in Section 1(f) hereof, to the extent such act or acts are curable, Employee shall be given not less than sixty (60) days’ written notice by the Board of the Company’s intention to terminate Employee’s employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such sixty (60) day notice period, unless Employee has substantially cured, to the Company’s satisfaction, such act or acts or failure or failures to act that give rise to Cause during such period.

(ii) In the event the Company terminates Employee’s employment for Cause, Employee shall be entitled only to the Accrued Obligations, which amount shall be paid within thirty (30) days from the date of such termination, and any equity awards or equity-related awards which are not vested as of the date of termination shall be cancelled. Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement (including, but not limited to, any payment of any STI Award that has not been paid as of the date of Employee’s termination of employment).

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(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination; and

(iii) A lump-sum cash payment equal to two (2) times the target STI Award for the fiscal year in which termination occurs, and

(iv) A lump-sum payment equal to two (2) years of Employee’s Base Salary; and

(v) If Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then during the period that Executive is entitled to such coverage under COBRA (the “Welfare Benefits Continuation Period”), the Company shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that Executive would have had to pay for such coverage if he had remained employed during the Welfare Benefits Continuation Period and paid the active employee rate for such coverage, provided, however, that (A) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA. Notwithstanding the forgoing, if Employee qualifies as a “highly compensated individual” (within the meaning of Section 105(h) of the Code), (i) such continuation of benefits shall be provided on a fully taxable basis, based on 100% of the monthly premium cost of participation in the plan less any portion required to be paid by Employee (the “Taxable Cost”), and, as such, Employee’s W-2 shall include the after-tax value of the Taxable Cost for each month during the applicable benefit continuation period, and (ii) on the last payroll date of each calendar month during which any health benefits are provided pursuant to this Section 8(d)(vi), Employee shall receive an additional payment, such that, after payment by the Employee of all federal, state, local and employment taxes imposed on Employee as a result of the inclusion of the portion of the Taxable Cost in income during such calendar month, Employee retains (or has had paid to the Internal Revenue Service on Employee’s behalf) an amount equal to such taxes as Employee is required to pay as a result of the inclusion of the Taxable Cost in income during such calendar month; and

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(vi) Immediate vesting of any and all equity or equity-related awards previously awarded to the Employee, irrespective of type of award.

Any amounts payable to Employee under clause (i), (ii), (iii) or (iv) of this Section 8(d) shall be paid in lump sum on the sixtieth (60th) day following the date of Employee’s termination of employment, subject to Section 8(i) of this Agreement. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by Employee with Good Reason. Employee may terminate Employee’s employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Termination by Employee without Good Reason. Employee may terminate Employee’s employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations, and any equity awards or equity-related awards that are not vested as of the date of termination shall be cancelled. In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Non-Extension of the Term of Employment. Employee’s employment hereunder shall terminate upon the close of business of the last day of the then current term if either the Company or Employee gives timely notice of its or his intention not to extend the then current term of employment, as provided in Section 2. If the Company’s decision not to extend is without Cause, or if Employee’s decision not to extend is with Good Reason, then Employee shall be entitled to the same payments and benefits as provided in Sections 8(d) and 8(e) above for a termination by the Company without Cause or a termination by Employee with Good Reason, subject to the same conditions on payment and benefits as described therein. Otherwise, upon the termination of the Term of Employment by reason of the parties’ non-extension, Employee shall be entitled to the Accrued Obligations, which amount shall be paid within thirty (30) days of such date of termination. Following such termination of Employee’s employment pursuant to Section 2, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement and any equity or equity-related awards that are not vested as of the date of termination shall be cancelled.

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(h) Termination Following Change of Control. If, upon a Change of Control of the Company or during the twelve (12) month period following such Change of Control, Employee is terminated by the Company without Cause or Employee terminates Employee’s employment with Good Reason, in lieu of the benefits payable pursuant to Sections 8(d) or 8(e) hereof, as applicable, Employee shall be entitled to:

(i) The Accrued Obligations; and

(ii) Any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination; and

(iii) A lump-sum cash payment equal to two (2) times the target STI Award for the year in which termination occurs; and

(iv) A lump-sum cash payment equal to two (2) times Base Salary; and

(v) Continuation of the health benefits provided to Employee and Employee’s covered dependents under the Company’s health plans, subject to the terms and conditions set forth in Section 8(d)(v) above; and

(vi) Immediate vesting of any and all equity or equity-related awards previously awarded to the Employee, irrespective of type of award.

Any amounts payable to Employee under clause (i), (ii), (iii) or (iv) of this Section 8(h) shall be paid in lump sum on the sixtieth (60th) day following the date of Employee’s termination of employment, subject to Section 8(i) and Section 9 of this Agreement. Following such termination of Employee’s employment following a Change of Control, except as set forth in this Section 8(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(i) Release. Notwithstanding any provision herein to the contrary, and as a condition precedent to payment of any amount or provision of any benefit pursuant to subsection 8(b), (d), (e) or (g) (other than payment of any Accrued Obligations), Employee or Employee’s estate, as applicable, shall execute and shall not rescind, a release in favor of the Company Group and all related companies, individuals, and entities in a form satisfactory to the Company, and any revocation period applicable to such release must have expired as of the sixtieth (60th) day following Employee’s termination of employment.

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Section 9. Parachute Payments. If any payment or benefit to which Employee may be entitled in connection with a change in control (the “Payments”, which shall include, without limitation, the vesting of an option or other non-cash benefit or property) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and the rules and regulations thereunder and, (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be equal to the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax (the “Reduced Amount”). If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payments equal the Reduced Amount, reduction shall occur in the manner as determined by the Company in its sole discretion. Determination of whether Payments would result in the application of the Excise Tax, and the amount of any reduction that is necessary so that the Payments equal the Reduced Amount shall be made, at the Company’s expense, by the independent accounting firm employed by the Company prior to the date on which Employee’s right to any Payments are triggered (if requested at that time by Employee or the Company) or such other time as reasonably requested by Employee or the Company.

Section 10. Representations and Warranties of Employee. Employee represents and warrants to the Company that:

(a) Employee is entering into this Agreement voluntarily and that Employee’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which Employee is a party or by which Employee may be bound;

(b) Employee has not violated, and in connection with Employee’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Employee is or may be bound; and

(c) in connection with Employee’s employment with the Company, Employee will not use any confidential or proprietary information Employee may have obtained in connection with employment with any prior employer.

Section 11. Nondisclosure and Nonuse of Confidential Information.

(a) Employee will not disclose or use at any time, either during the Term of Employment or thereafter, any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Employee’s performance in good faith of duties assigned to Employee by the Company. Employee will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Employee shall deliver to the Company at the termination of the Term of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, disks, computer tapes and software and other documents and data (and copies thereof, regardless of the form thereof, including electronic copies) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company or any of the Company’s Affiliates, which Employee may then possess or have under his control.

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(b) As used in this Agreement, the term “Confidential Information” means confidential, proprietary, trade secret, proprietary, scientific, technical, business or financial information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate, in connection with their respective businesses, including, but not limited to, information, observations and data obtained or learned by Employee while employed by the Company or any of its Affiliates (including those obtained or learned prior to the date of this Agreement) concerning (i) the business or affairs of the Company or any Affiliate, (ii) products or services, (iii) geologic data, (iv) seismic data, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, clients, suppliers and subcontractors and customer, client, supplier and subcontractor lists, (xiii) other copyrightable works, (xiv) all drilling methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and target properties, financial or other performance data and personnel lists and data, and (xvi) all similar and related information in whatever form. All such Confidential Information is extremely valuable and is intended to be kept secret to the Company and its clients and customers, is the sole and exclusive property of the Company or its clients and customers, and is subject to the restrictive covenants set forth herein.

Notwithstanding anything to the contrary contained herein, Employee shall not be required to maintain as confidential any information or material which:

(i) is now, or hereafter becomes, through no act or failure to act on the part of Employee which would constitute a breach of this Section 11, generally known or available to the public;

(ii) is furnished to Employee by a third party who, to the knowledge of Employee, is not under obligations of confidentiality to the Company or any of its Affiliates, without restriction on disclosure;

(iii) is disclosed with the written approval of the Company;

(iv) is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that Employee shall give the Company notice of such disclosure and cooperate (without cost to Employee) with the Company in seeking suitable protection; or

(v) is disclosed pursuant to or in connection with any legal proceeding involving Employee and/or the Company or any Affiliate thereof.

Section 12. Inventions, Discoveries and Patents. Employee agrees that all inventions, discoveries, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company’s or any of its Affiliates’ business or research and development and any existing or future products or services and which are or were discovered, conceived, developed or made by Employee (whether or not during usual business hours or on the premises of the Company and whether or not alone or in conjunction with any other person) while employed by the Company or any Affiliate (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company or such Affiliate. Employee will promptly disclose such Work Product to the Board and assign to and otherwise perform (without cost to Employee) all actions reasonably requested by the Board (whether during or after the employment period) to establish and confirm the Company’s or Affiliate’s exclusive ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, oaths, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

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Section 13. Post-Termination Non-Compete, Non-Solicitation.

(a) If Employee’s employment terminates pursuant to Sections 8(d), 8(e) or 8(h) hereof, or as a result of non-extension by Company without Cause or by Employee with Good Reason as contemplated by Section 8(g), Employee agrees that, for a period ending one (1) year from the date of his termination of employment, Employee shall not (except on behalf of the Company or with the prior written consent of the Company), directly or indirectly, (i) engage in the business in which the Company is engaged or proposes to be engaged (the “Company Business”), within the Restricted Territory (as defined below), (ii) interfere with the Company Business or the business of any Affiliate, or (iii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business within the Restricted Territory that is competitive with the Company Business or the business of any Affiliate thereof or any product of the Company or any Affiliate, as such business is conducted or proposed to be conducted from and after the date of this Agreement. As used in this Agreement, the term “Restricted Territory” means any county in the United States where the company holds mineral lease interests. Nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

(b) If Employee’s employment terminates pursuant to Sections 8(d), 8(e) or 8(h) hereof, or as a result of non-extension by Company without Cause or by Employee with Good Reason as contemplated by Section 8(g), Employee agrees that, for a period ending one (1) year from the date of his termination of employment, Employee shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or consultant thereof, on the other hand, (ii) hire or engage as a consultant or otherwise any person who is or was an employee or consultant of the Company or any Affiliate thereof until six months after such individual’s employment or consulting relationship with the Company or such Affiliate has been terminated or (iii) induce or attempt to induce any customer, supplier, subcontractor, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.

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(c) Employee acknowledges that the covenants contained in Section 13, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of the Company. Employee acknowledges that he is an executive and management level employee as referenced in, and governed by, C.R.S. § 8-2-113(2)(d). Employee further acknowledges that the covenants contained in Section 13 are necessary to protect, and reasonably related to the protection of, the Company’s trade secrets, to which Employee will be exposed and with which Employee will be entrusted.

(d) Employee shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

Section 14. Taxes.

(a)         Withholding. The Company may withhold and deduct from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social security taxes, as shall be required by applicable law. Employee acknowledges and represents that the Company has not provided any tax advice to Employee in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made, and the benefits to be provided, to Employee pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

(b)          Section 409A – General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.

(c)          Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, no payment that is due upon Employee’s termination of employment shall be made unless and until Employee has incurred a “separation from service,” as defined under Treas. Reg. Section 1.409A-1(h).

(d)          Six-Month Delay in Certain Circumstances. Notwithstanding any other provision of this Agreement, if Employee is a Specified Employee (as defined below) at the time of termination of employment, then, to the extent that payments and benefits under this Agreement constitute “deferred compensation” under Section 409A of the Code and are not eligible for any exemption thereunder (“Non-Exempt Deferred Compensation”), and payment of cash or provision of his benefits is pursuant to a termination of employment, then:

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and

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(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Treas. Reg. Section 1.409A-1(i).

(e)          Treatment of Installment Payments. Each payment of termination benefits under Section 8 of this Agreement, including, without limitation, each installment payment and each payment or reimbursement of premiums for continued medical, dental or life insurance coverage under Section 8(d)(iv), shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(f)          Timing of Reimbursements and In-kind Benefits. If Employee is entitled to be paid or reimbursed for any taxable expenses under Sections 5(c), (d) or (e) or Section 7, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and no right of Employee to reimbursement of such expenses.

(g)          Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Employee of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

Section 15. Set Off; Mitigation. The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its Affiliates, provided that such amounts owed have been acknowledged by Employee in writing. To the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.

Section 16. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. In the event of the merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

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(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 16(a) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

(d) Enforcement. Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, all parties hereto and their respective successors or assigns will be entitled to injunctive relief, in addition to other rights and remedies existing in their favor at law or in equity in order to enforce, or prevent any violations of, the provisions hereof without posting a bond or other security.

Section 17. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 18. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 19. Governing Law. In the event of any dispute under this Agreement, or relating or arising under the employment relationship (a “Dispute”), this Agreement shall be governed by the laws of the State of Colorado. Each party shall bear his, her, or its own costs, including attorneys’ fees; provided, however, that nothing herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law (such as, but not necessarily limited to, reasonable attorneys’ fees).

Section 20. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office at 1600 Broadway, Suite 1040, Denver, Colorado 80202, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

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(b) Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 21. Section Headings; Mutual Drafting.

(a) The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(b) The parties are sophisticated and have been represented (or have had the opportunity to be represented) by their separate attorneys throughout the transactions contemplated by this Agreement in connection with the negotiation and drafting of this Agreement and any agreements and instruments executed in connection herewith. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects.

Section 22. Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 23. Survival of Operative Sections. Upon any termination of Employee’s employment, the provisions of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Voyager Oil & Gas, Inc.

/s/ J.R. Reger
By: J.R. Reger
Title: Chief Executive Officer
Date: July 26, 2012

Employee

/s/ Mitchell Thompson
By: Mitchell Thompson
Title: Chief Accounting Officer
Date: July 26, 2012

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EXHIBIT A

STI Award

[To be determined within [60] days of Closing by the Compensation Committee.]

Performance Period:

Performance Goals:

Methodology for Determining Award:

Timing of Payment:

The Compensation Committee shall assess satisfaction of the Performance Goals as soon as practicable following completion of the Performance Period. Payment shall be made following certification by the Compensation Committee of satisfaction of the Performance Goal, and not later than the ninetieth (90th) day following the completion of the Performance Period; provided, however, that in no event may Employee designate the taxable year of payment.